Exhibit 23.1
Consent of Independent Auditor

We consent to the incorporation by reference in this Form 8-K/A of Integrated Financial Holdings, Inc. of our report dated March 27, 2024, relating to the consolidated financial statements of Integrated Financial Holdings, Inc. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina
December 17, 2024